Exhibit 99.1

Goldman Sachs BDC, Inc. Reports September 30, 2020 Financial Results and Announces Quarterly Dividend of $0.45 Per Share and Special Dividends Aggregating to $0.15 Per Share

Company Release – November 5, 2020

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GSBD” or the “Company”) (NYSE: GSBD) today reported financial results for the third quarter ended September 30, 2020 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•	Earnings and net investment income per share for the quarter ended September 30, 2020, were $0.80 and $0.45, respectively.

•	The Board declared a regular fourth quarter dividend of $0.45 per share payable to shareholders of record as of December 31, 2020.[1]

•

The Company announced special dividends aggregating to $0.15 per share which will be payable in $0.05 increments to shareholders of record on each of February 15, 2021, May 14, 2021, and August 16, 2021, respectively.[2]

•

No new investments were placed on non-accrual status during the quarter. As of September 30, 2020, investments on non-accrual status were 0.1% and 0.9% of the total investment portfolio at fair value and amortized cost, respectively.

•	Net asset value per share as of September 30, 2020, was $15.49 compared to $15.14 as of June 30, 2020, an increase of 2.3%.

•

Subsequent to quarter end, the Company’s Board of Directors authorized a new 10b5-1 plan authorizing the repurchase of up to $75 million of GSBD shares of common stock on a programmatic basis if the market price for the common stock is below the Company’s most recently announced net asset value per share, subject to limitations. The new 10b5-1 plan will be adopted on and take effect on November 9, 2020.

•	Subsequent to quarter end, commitments under the Company’s revolving credit facility were increased from $795 million to $1,695 million in connection with closing of the Merger (as defined below).

CLOSING OF PREVIOUSLY ANNOUNCED MERGER

•

Subsequent to quarter end, the Company completed its previously announced merger (the “Merger”) with Goldman Sachs Middle Market Lending Corp. (“MMLC”) which more than doubled the Company’s asset base to $3.5 billion and delivered significant deleveraging;

•

As previously disclosed in connection with the Merger, the Company’s net asset value per share increased from $15.49 as of September 30, 2020 to $15.57 as of October 9, 2020. The increase in net asset value is primarily the result of market value appreciation of certain assets partially offset by transaction expenses incurred in connection with the Merger, which exceeded the cap on fees GSAM is obligated to reimburse to the Company and MMLC;

•

Goldman Sachs Asset Management, L.P. (“GSAM”) expects the merger to be accretive to GSBD’s net investment income per share both in the short and long-term, reflecting the previously announced variable incentive fee cap through 2021, as well as anticipated optimization of the combined Company’s capitalization following the close of the transaction;

•

The Merger resulted in an overall improvement in GSBD’s portfolio metrics on a pro forma basis, as of September 30, 2020, including i) an increase in portfolio yield at cost from 7.7% to 7.9%, ii) a 3.6% increase in single-name diversification and iii) a reduction in the percentage of investments on non-accrual status from 0.1% to 0.0% at fair value; and

•

The Merger resulted in a reduction of the Company’s net debt to equity from 1.29x to 0.93x3. This deleveraging creates more capacity to deploy capital into today’s attractive investment environment while adding a greater margin of safety to maintain GSBD’s investment grade credit rating and comply with regulatory and contractual leverage ratio requirements.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of June 30, 2020	As of September 30, 2020	As of Closing of Merger on October 9, 2020[3]
Investment portfolio, at fair value[4]	$1,424.5	$1,431.2	$3,130.2
Total debt outstanding[5]	$918.5	$920.1	$1,764.2
Net assets	$611.5	$626.4	$1,580.1
Net asset value per share	$15.14	$15.49	$15.57
Net debt to equity	1.33x	1.29x	0.93x

(in $ millions, except per share data)	Three Months Ended June 30, 2020	Three Months Ended September 30, 2020
Total investment income	$30.6	$31.5
Net investment income after taxes	$18.2	$18.2
Net realized and unrealized gains (losses)	$16.6	$14.2
Net increase in net assets resulting from operations	$34.8	$32.4
Net investment income per share (basic and diluted)	$0.45	$0.45
Earnings per share (basic and diluted)	$0.86	$0.80
Regular distribution per share	$0.45	$0.45

Total investment income for the three months ended September 30, 2020 and June 30, 2020 was $31.5 million and $30.6 million, respectively. The increase in investment income was primarily driven by an increase in prepayment and amendment fees.10

Net expenses before taxes for the three months ended September 30, 2020 and June 30, 2020 were $12.9 million and $12.0 million, respectively. The $0.9 million increase in net expenses before taxes was primarily driven by the decrease of the voluntary fee waiver.

INVESTMENT ACTIVITY4

Summary of Investment Activity for the three months ended September 30, 2020 was as follows:

	New Investment Commitments			Sales and Repayments
Investment Type	$ Millions		% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$11.6		99.8%	$24.6	99.6%
1st Lien/Last-Out Unitranche	—		—	0.1	0.4
Preferred Stock	—	[8]	0.2	—	—

Total	$11.6		100.0%	$24.7	100.0%

During the three months ended September 30, 2020, new investment commitments and fundings, were across four new portfolio companies and one existing portfolio company. Sales and repayments were primarily driven by the full repayment of investments in two portfolio companies.

PORTFOLIO SUMMARY4

As of September 30, 2020, the Company’s investments consisted of the following:

	Investments at Fair Value		Pro Forma for the Merger As of September 30, 2020 Investments at Fair Value
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$1,080.5	75.5%	$2,371.3	76.0%
1st Lien/Last-Out Unitranche	35.0	2.4	135.0	4.4
2nd Lien/Senior Secured Debt	218.5	15.3	486.3	15.6
Unsecured Debt	7.2	0.5	7.2	0.2
Preferred Stock	41.1	2.9	56.7	1.8
Common Stock	47.7	3.3	62.0	2.0
Warrants	1.2	0.1	1.2	0.0
Total	$1,431.2	100.0%	$3,119.7	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of June 30, 2020	As of September 30, 2020	Pro Forma for the Merger As of September 30, 2020
Number of portfolio companies	107	110	114
Percentage of performing debt bearing a floating rate[6]	98.7%	98.6%	99.1%
Percentage of performing debt bearing a fixed[6]	1.3%	1.4%	0.9%
Weighted average yield on debt and income producing investments, at amortized cost[7]	8.3%	8.3%	8.3%
Weighted average yield on debt and income producing investments, at fair value[7]	10.2%	10.4%	9.7%
Weighted average leverage (net debt/EBITDA)[9]	5.4x	5.7x	5.8x
Weighted average interest coverage[9]	2.7x	2.6x	2.5x
Median EBITDA[9]	$37.9 million	$34.7 million	$33.5 million

As of September 30, 2020, investments on non-accrual status represented 0.1% and 0.9% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2020, the Company had $920.1 million of total principal amount of debt outstanding, comprised of $405.1 million of outstanding borrowings under its Secured Revolving Credit Facility, $155.0 million of convertible notes and $360.0 million of unsecured notes. The combined weighted average interest rate on debt outstanding was 3.38% for the nine months ended September 30, 2020. As of September 30, 2020, the Company had $390.1 million of availability under its revolving credit facility and $114.8 million in cash and cash equivalents.5,11 Pro forma for the Merger, GSBD has $397.3 million of availability under its revolving credit facility and $292.5 in cash and cash equivalents.

The Company’s average and ending net debt to equity leverage ratio was 1.33x and 1.29x, respectively, for the three months ended September 30, 2020, as compared with 1.39x and 1.33x, respectively, for the three months ended June 30, 2020.12

CONFERENCE CALL

The Company will host an earnings conference call on Friday, November 6, 2020 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 1798703. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00pm Eastern Time on November 6, 2020 through December 6, 2020. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 1798703. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at

gsbdc-investor-relations@gs.com.

ENDNOTES

1)	The $0.45 per share dividend is payable on January 15, 2021 to stockholders of record as of December 31, 2020.

2)

The increments of $0.05 per share special dividends are payable on March 15, 2021, June 15, 2021 and September 15, 2021 to stockholders of record as of February 15, 2021, May 14, 2021 and August 16, 2021, respectively.

3)

As of closing of Merger on October 9, 2020. Inclusive of closing Merger adjustments. The October 9, 2020 NAV determinations and related financial information described in this press release were made pursuant to the requirements of, and solely for the purposes of, the Merger. The underlying components are subject to the completion of GSBD’s financial closing procedures and were not reviewed or approved for purposes of financial statement preparation or as part of a comprehensive statement of GSBD’s financial results. The final results may differ materially from these components as a result of the completion of GSBD’s financial closing procedures, and final adjustments and other developments arising between now and the time that GSBD’s financial results for the three months ended December 31, 2020 are finalized.

4)

The discussion of the investment portfolio of the Company excludes its investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. As of September 30, 2020, the Company’s investment in the money market fund was $97.2 million.

5)	Total debt outstanding includes netting of debt issuance costs of $8.5 million and $9.2 million, respectively, as of September 30, 2020 and June 30, 2020.

6)

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing stock investments and excludes investments, if any, placed on non-accrual.

7)

Computed based on the (a) annual stated interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual and non-income producing investments) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the loan.

8)	Amount rounds to $0.0.

9)

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also compare that amount to EBITDA to the portfolio company’s contractual interest expense (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of September 30, 2020 and June 30, 2020, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 29.1% and 29.2%, respectively, of total debt investments at fair value. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

10)

Interest income excludes prepayment premiums, accelerated accretion of upfront loan origination fees and unamortized discounts. Prepayment related income includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts.

11)

The Company’s revolving credit facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of September 30, 2020. As a result, the revolving credit facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

12)	The ending net debt to equity leverage ratios exclude unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	September 30, 2020 (Unaudited)	December 31, 2019
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $1,355,181 and $1,338,268)	$1,293,684	$1,298,133
Non-controlled affiliated investments (cost of $105,861 and $83,460)	118,092	82,580
Controlled affiliated investments (cost of $27,705 and $88,119)	19,419	73,539
Investments in affiliated money market fund (cost of $97,232 and $—)	97,232	—
Cash	17,578	9,409
Receivable for investments sold	414	93
Unrealized appreciation on foreign currency forward contracts	—	32
Interest and dividends receivable	9,603	5,702
Deferred financing costs	8,144	4,427
Deferred offering costs	351	276
Other assets	4,935	1,084

Total assets	$1,569,452	$1,475,275

Liabilities
Debt (net of debt issuance costs of $8,459 and $3,680)	$911,685	$769,727
Interest and other debt expenses payable	5,964	2,304
Management fees payable	2,621	3,653
Incentive fees payable	—	1,850
Distribution payable	18,202	18,165
Unrealized depreciation on foreign currency forward contracts	99	—
Directors’ fees payable	136	—
Accrued offering costs	223	28
Accrued expenses and other liabilities	4,099	3,423

Total liabilities	$943,029	$799,150

Commitments and Contingencies
Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 40,448,044 and 40,367,071 shares issued and outstanding as of September 30, 2020 and December 31, 2019)	40	40
Paid-in capital in excess of par	779,516	778,132
Distributable earnings	(151,712)	(100,626)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$626,423	$676,125

TOTAL LIABILITIES AND NET ASSETS	$1,569,452	$1,475,275

Net asset value per share	$15.49	$16.75

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$27,907	$34,246	$85,528	$100,528
Payment-in-kind	1,057	284	2,609	760
Other income	1,152	499	1,644	2,020
From non-controlled affiliated investments:
Interest income	656	871	1,744	2,065
Payment-in-kind	265	181	840	926
Dividend income	32	58	75	143
Other income	5	18	51	40
From controlled affiliated investments:
Payment-in-kind	331	594	1,327	1,694
Interest income	48	105	209	168
Dividend income	—	—	—	3,450

Total investment income	$31,453	$36,856	$94,027	$111,794

Expenses:
Interest and other debt expenses	$8,889	$9,896	$26,897	$27,850
Management fees	3,618	3,766	10,901	11,044
Incentive fees	737	2,339	737	6,976
Professional fees	554	735	1,891	2,066
Directors’ fees	139	117	417	344
Other general and administrative expenses	677	572	1,980	1,820

Total expenses	$14,614	$17,425	$42,823	$50,100

Fee waivers	(1,734)	—	(4,544)	—

Net expenses	$12,880	$17,425	$38,279	$50,100

NET INVESTMENT INCOME BEFORE TAXES	$18,573	$19,431	$55,748	$61,694

Income tax expense, including excise tax	$375	$459	$1,191	$1,350

NET INVESTMENT INCOME AFTER TAXES	$18,198	$18,972	$54,557	$60,344

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$1	$22	$(6,615)	$(33,270)
Non-controlled affiliated investments	—	(7,217)	(211)	(7,217)
Controlled affiliated investments	(35,984)	12	(40,688)	(661)
Foreign currency forward contracts	29	39	109	91
Foreign currency transactions	34	(12)	16	(28)
Net change in unrealized appreciation (depreciation) from:
Non-controlled/non-affiliated investments	19,884	(9,554)	(21,362)	(3,783)
Non-controlled affiliated investments	1,149	8,833	13,111	11,917
Controlled affiliated investments	30,907	(3,813)	6,294	(2,267)
Foreign currency forward contracts	(132)	57	(131)	90
Foreign currency translations	(1,639)	1,561	(1,694)	1,856

Net realized and unrealized gains (losses)	$14,249	$(10,072)	$(51,171)	$(33,272)

(Provision) benefit for taxes on realized gain/loss on investments	—	—	—	121
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	(7)	—	92	52

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	$32,440	$8,900	$3,478	$27,245

Weighted average shares outstanding	40,440,982	40,332,542	40,413,082	40,297,158
Net investment income per share (basic and diluted)	$0.45	$0.47	$1.35	$1.50
Earnings per share (basic and diluted)	$0.80	$0.22	$0.09	$0.68

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties , including the impact of COVID-19 on the business, future operating results, access to capital and liquidity of the Company and its portfolio companies. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Florina Mendez, 917-343-7823

Media Contact: Patrick Scanlan, 212-902-6164

Source: Goldman Sachs BDC, Inc.